Exhibit 99.1

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter
Earnings Call

July 21, 2011/9:00 a.m. EDT

SPEAKERS
Bruce Campbell – Chairman, President and CEO
Rodney Bell – Senior Vice President and CFO

ANALYSTS
Ed Wolfe- Wolfe Trahan
George Pickral – Stephens
Matthew Brooklier – Piper Jaffray
Scott Weber – Merrill Lynch
Todd Fowler – Keybanc Capital Markets
David Ross – Stifel Nicolaus & Company
Ben Hartford – Baird
Alex Brand – Suntrust Robinson Humphrey
John Barnes – RBC Capital Market
Kevin Sterling – BB&T Capital Markets
Nathan Brochmann – William Blair & Company

PRESENTATION

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

Coordinator
Thank you for joining Forward Air Corporation’s second quarter 2011 earnings release conference call.  Before we begin, I would like to point out that both the press release and this call are accessible on the Investor Relations section of Forward Air’s website at www.forwardair.com.  With us this morning are Chairman, President and Chief Executive Officer, Bruce Campbell; and Senior Vice President and CFO, Rodney Bell.

By now, you should have received the press release announcing second quarter 2011 results, which were furnished to the SEC on Form 8-K on the wire yesterday at the market close.  Please be aware this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements among others regarding the company’s expected future financial performance.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

For this purpose, any statements made during this call that are not the statements of historical facts may be deemed to be forward-looking statements.  Without limiting, the foregoing words such as believes, anticipates, plans, expect, and similar expressions are intended to identify forward-looking statements.

You are hereby cautioned that these statements may be affected by the important factors, among others, set forth in our filings with the Securities and Exchange Commission in the press release issued yesterday, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements.  The company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

And now, I’ll turn the call over to Bruce Campbell, Chairman, President and CEO.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Thank you, operator.  Good morning and thanks to each of you joining us today.  As in the past, I will be very brief in my comments so we can quickly get to the question and answer session.  Overall, our team performed extremely well during the quarter.  We continue to make good gains in each of our operating segments as we push hard going into the second half of the year to improve our margins further, grow our revenue, especially in our newer product lines, and provide our customers with the best-in-class service; truly a team effort by all our employees and independent owner/operators.

We are pleased with how our company is currently positioned, especially with our growing cash position, and look forward to an excellent second half of the year, again, both in terms of revenue growth and continual margin improvement.

Now, Rodney Bell, our chief financial officer.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

R. Bell
Thank you, Bruce.  The financial results for Q2, operating revenue for the second quarter was $132.2 million, an increase of 8.3% from the second quarter of 2010.  In our Forward Air, Inc. business segment airport-to-airport revenues were $91.6 million, an increase of $9.8 million or 12% as compared to last year.  This resulted from 3.4% increase in average weekly tonnage along with an 8.3% increase in yield.  The breakdown of the yield is as follows; 2.5% for … pricing and 3.6% … from net fuel surcharge along with 2.2 positive impact from Forward Air Complete, which had revenue growth of 27% for the quarter.

Logistics revenues were $18 million, up 4.1% from the prior year quarter. A decline in truck load business from our airline customers was the cause of this deceleration of revenue growth.

Our Forward Air Solutions segment, revenues declined $1 million or 6% compared to the prior year quarter.  Q2 2010 is the last full year quarter comp for the loss of a major customer that last year had a revenue attributing $2.6 million to the solutions topline.  Even though revenue volumes remain sluggish our solutions sales team had new business wins that are now coming online in the third quarter.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

Moving to expenses for the second quarter, in total first transportation expense was up 6.9% but it’s now 50 basis points as potential revenue.  Airport-to-airport PT as a result of good load factors and a higher emit fuel component in the revenue denominator improved at 88 basis points compared to the prior year quarter.  Logistics PT as a percentage of revenue improved 130 basis points primarily due to successfully increasing rates on existing business.

Salaries, wages and benefits compared to the prior year quarter were down $1.7 billion.  This resulted primarily from a positive workman’s compensation actuarial adjustments of $1.2 million in the second quarter of 2011, along with a Q2 2010 negative actuarial adjustment for $600,000, combined $1.8 million swing from Q2 2010 to Q2 2011.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

Operating leases were flat as proceeds of revenue while D&A, insurance and claims were down 20 and 30 basis points respectively.  Fuel for obvious reasons was up $520,000.  Other operating expenses, which includes maintenance as well as costs is susceptible to higher fuel prices like tires and propane was up $1 million from Q2 2010.

Our operating ratio was 84.9 for the second quarter, compared to 88.9 for the prior year quarter resulting in a 400 basis point improvement.  Operating income was up 47.4% or $6.4 million on $10.1 million of additional revenue.  Net capex for the quarter was $7.7 billion and $14.7 million year-to-date.  Cash increased in the quarter to $10.4 million to end the quarter at $96.1 million.  We ended the quarter with $50 million outstanding on our line and $38 million available.

Lastly, we anticipate third quarter revenue to be in the range of 9% to 13% over the comparable 2010 period.  This revenue range has been refined from our press release to reflect Q2 being the final quarter we had the loss of the major solutions customer in the comparison along with the startup of new business managed in Q3 for the solutions group.  We maintain income per diluted share in the range of $0.38 to $0.42 per share compared to $0.31 in Q3 2010.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

This concludes our comments.  Now, back to the operator for your questions.

Coordinator	Your first question comes from the line of Ed Wolfe with Wolfe Trahan.

E. Wolfe
Hey, good morning, guys.  You talk a little bit about yields and we’ve seen the LTLs taking 6.9% GRIs and you guys are taking a smaller GRI a month later than last year.  They seem to be taking larger ones a month earlier, is there that much difference in the pricing business between your business and the LTL business or is it just a different business and we should look at it differently?

B. Campbell
I think the answer is let’s go back historically, Ed.  We took a year ago in May, as you pointed out, a 6% increase and most of the LTLs, if they were lucky, got maybe one or two, so we came back this year and looked at our business and where we were and I don’t know if this is related to LTL or not, you’d probably be better judge of that than I, but we thought the 2.1 to 2.9 depending on how it fell out in the weight brakes was adequate to help us further compensate our owner/operators, and that was what we were after was to make that a neutral increase for us.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

I think it’s interesting that LTLs all put out these big press releases that say they’ve announced a 6% to 7% increase and, in fact, they’ll probably get between one and two when it all washes out.  We’re happy with where our yield is today.  We think it’s positioned us for the second half of the year and we’ll go with what we have.

E. Wolfe
It seems like you’re bringing to the bottom line most of that 6% from last year.  I look at margin improvement your up 500 basis points on average the last three quarters, should we assume that once we … the May increase that we’re going to be more in the 2/3% kind of margin improvement that will fall to the bottom line or there also some cost pressures that make that harder to do?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell	I think we can do exactly as you said.

E. Wolfe
Okay and what are you seeing from a volume perspective?  You’ve given the guidance on revenue and some of that, it feels like, it’s related to the pool side of things but what are you seeing from customers in terms of demand?  Is there any dramatic slowdown or is it okay or how do you see demand?

B. Campbell
I think a couple things, Ed.  One is demand’s okay, it’s not robust but it’s okay.  We’re happy with where it’s at.  I think what’s really going on is we tend to, as an industry, get a bit confused.  If you go back two years things were as bad as they could get and everybody was screaming and carrying on, and then we had somewhat of a recovery last year, although I think it was a bit overstated, but what we’re experiencing now is what I would call a normal volume trend in that we start off the month of July a little bit slower.  We expected that and its starting to ramp now.  A year ago, the comp was so easy that it seemed like it was a whole lot better.  It really wasn’t especially if you go back to ’08.  All that having been said, I believe and we believe we’re returning to the normal volume adjustments throughout the year, so July, again, started off slow but it is fairly good now, and we expect that fairly good to become really good as we go throughout the quarter.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

E. Wolfe	Rodney, can you give us the progression through the quarter and into July of the line-haul pounds and what the yields were for line-haul?

R. Bell
I can give you the percentage increase in the tonnage by quarter.  I don’t have the yield in front of me but it was plus four, plus two, plus three, and in July so far it’s up probably plus two in terms of yield.  The yield was kind of funny the way it worked.  We rolled out of our 2010 GRI at the end of April and we didn’t put 2011 in place until the second week of June, and from a magnitude standpoint the 2011 was a little bit lower but all in all the yield should be comparable all things considered in Q3.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

E. Wolfe
So you’ve reported revenue per pound for line-haul yield up 2.5% for the quarter, are you saying that started off—April was kind of a big number because you hadn’t grandfathered the GRI.  Then it came down in May, and then, you got some of the June and it went up into June directionally.  Am I hearing that right?

R. Bell	That’s what I said very poorly, Ed. I would anticipate the pure pricing line-haul yield to be 2.5 to 2.75 in the third quarter.

B. Campbell
Hey, Ed, let’s back up a moment.  One thing that occurred during the quarter that will help further confuse you there’s, as Rodney touched on, the airline business especially the import slowed down.  Airline business because of the characteristics of that freight has a lower yield to it, so the bad news is we didn’t have as much of it as we did a year ago.  The good news is that improves our yield.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

E. Wolfe	So your yield was up 2.5 but you’re saying that the mix helped that 2.5 so less of that was pricing than 2.5?

B. Campbell	No, because remember the price increase only came in June 7th.

E. Wolfe	And Rodney you said 2.25 to 2.75 so kind of where we’re at for third quarter is your best guess?

R. Bell	Two five to 2.75 before regards to the … but I’m really … so—

E. Wolfe	Okay, so it should be better assuming line-haul for airlines remains crappy?

R. Bell	That’s fair.

E. Wolfe	Okay. Last question, Bruce, in your remarks you said something about growing your cash position. You highlighted it so I got to ask, what are you thinking to do with that cash position?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell	We’d like to do a lot of things with it, and so we’re hard at work on that, and hopefully something comes to fruition.

E. Wolfe
So is it fair to say—because, again, you don’t give many comments usually and you didn’t today, you did highlight that— that it feels like there are potential acquisitions out there that maybe a little more real than in the past couple of years.

B. Campbell	Probably a fair conclusion.

Coordinator	Your next question comes from the line of George Pickral with Stephens.

G. Pickral
Hey, guys.  Good morning.  Let me just follow up on Ed’s last question.  Would you presumably be looking within your existing business footprint or would you consider possibly buying complementary businesses that are outside of your core business mix today?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell	The quick answer, George, is yes.

G. Pickral	So you’re happy to look at anything and everything if it meets your criteria?

B. Campbell	As long as it meets our model.

G. Pickral
Okay and secondly, Bruce, you made a comment just a few minutes ago about expecting things to pick up in the back half of the year, which would follow normal seasonal trends.  I guess what gives you confidence in saying that?  Is it what you’re hearing from your customers?  Is it what you’re seeing beginning in July?  Can you just maybe expand upon that a little bit?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
I think to restate what you just said, the answer is yes.  We’re hearing positive comments from our customer base.  We think we’ve returned to the normal type of freight seasonality, and we’re looking forward to the second half.

G. Pickral	Okay, so normal pre-2008 the volumes kind of got better sequentially every quarter?

B. Campbell
Yes, typically, and you’ve been in the business line, we see once we get to the second half we get through the doldrums of July we see our business start to ramp up.  If you look at last year, our business in August, as an example, August was one of the worst months of the year, that’s very unusual so we think we’re through that type of seasonality or whatever and back to the normal seasonality.  We’re yearly anticipating the second half of the year.

G. Pickral
Okay, so then my last question then looks like your volumes are about 5% below peak, can you maybe comment on where you think your system utilization or network density is?  I guess I’m getting at how much do you think you can grow volumes really without much additional costs or investment and keep these kinds of 50% incremental margins?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

G. Campbell
I think we have quite a ways to go.  We made some big time investments in the company three or four years ago building terminals, adding different lease facilities out to accommodate more volumes, so we’re very happy with where we are today in terms of the infrastructure that we’ve built.

Coordinator	Your next question comes from the line of Matt Brooklier with Piper Jaffray.

M. Brooklier
Hey, thanks.  Good morning.  Wanted to move over to the pool side of things, if you will, if I look at the tractor count within that business it looks like sequentially tractors are down about nine units, I’m just curious as to why that is and I know that there’s been some swapping of company owned tractors and trucks for owner/operator equipment, which is a good move, but I’m just curious as to why kind of the all in aggregate truck count is down sequentially?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Hopefully, Matt, it’s because we’re getting more efficient.  I think we’ve touched before that we implemented an optimization plan for our solutions group where they route their drivers utilizing the software and it’s been very effective for us.

M. Brooklier
Okay so you believe that optimization is enabling you to use less equipment but still haul the same amount of volume because the topline, the revenue number, down again.  I realize we’re in the last quarter grandfathering that customer leaving but just given the revenue down and then the equipment sequentially down it would appear, I guess, to the naked eye that the business is shrinking a little bit but you don’t believe that to be the case?

B. Campbell
No, not at all and as Rodney touched on a bit in his opening statements we get the overhang of the lost customer effective now.  That’s a good thing because we can talk apples to apples; and then secondly, during the second quarter our sales team closed just over $6 million of business annualized so we’re going to be running ahead.  As we implement each of those new business opportunities it won’t be long and we’ll be running ahead of where we were last year.  We’ll be able to do that without changing our cost model, which we’ve spent a year, I mean really working hard to get the cost model where it needs to be, and I think we’ll find that as we go forward and we’re able to add even more business to this model incrementally it’s more powerful than the airport-to-airport model.  We’re very pleased with how their positioned and we’re really looking forward to the second half of the year for them.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

M. Brooklier	Okay and final question, how should we think about revenue and EBIT in third quarter for pool?

B. Campbell	The revenue should come in somewhere around, what, $16.5/$17 million. I don’t have that in front of me.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

R. Bell	It’ll come in between 12% and 15% up from the prior year quarter.

M. Brooklier	Okay so third quarter revenue is going to be up roughly 12% year-over-year or 12% sequentially?

R. Bell	Compared to Q3 2010.

M. Brooklier	Okay and profit wise do you guys think you’re going to be slightly profitable or breakevenish {sic}?

B. Campbell	I would go with slightly profitable.

Coordinator	Your next question comes from the line of Ken Hoexter from Merrill Lynch.

S. Weber
Hi, good morning.  It’s Scott Weber in for Ken, just looking at your purchase transportation.  I mean that’s flexed up a bit as volumes have come on and as those volume levels normalize now how much can we expect the PT to come down, and is that like going to be a quick step down at some point or is it going to be gradual over the next couple of quarters?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
If you look at our airport-to-airport PT—I mean if we’re lucky it could get a little bit better but that’s about as good as you can get.  I mean we’re really pleased with where that number is.  We don’t anticipate that changing a whole lot.  If we had manna from heaven and all the freight in the world and everything was wonderful and it wasn’t raining on Tuesday we might be able to improve it a little bit.  On the other, which is our TLX in our Forward Air Complete, TLX we would be happy if we maintained where we are today, and on Complete we continue to have really good numbers there so we’ll be happy to maintain that.  In total we’re not going to see a whole lot of improvement when you think in terms of percent of revenue.

S. Weber
Got it.  Okay, that’s helpful, and then just going back to some of the earlier questions and thinking about the cash on the balance sheet and the capital structure, how much leverage do you think you’d ultimately be comfortable putting on the company in the current environment?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

R. Bell	I’ll speak for me and Bruce can kick me under the table but I wouldn’t have a problem levering up to the terms of EBITA for the right deal.

B. Campbell	And emphasis there is on the right deal.

S. Weber
Right, okay.  Last question is just in the release you mentioned the spottiness in volumes, and I just wanted to confirm did you see that across both line-haul and solutions, and I guess to the extent that you do see it in solutions is there any particular vertical that you’d highlight where you’re seeing the spottiness or it’s across the board?

B. Campbell
I think we probably over stated the situation a bit by saying what we did.  Our volumes are decent.  They aren’t great.  We’re used to great and so that makes us a little bit spotty in our response, and on the retail side it is a little bit sluggish but that’s normal this time of year.  I think on the solutions side it will stay sluggish until you see the consumers start to come back and when that happens solutions is going to be in really, really good shape.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

Coordinator	Your next question comes from the line of Todd Fowler with Keybanc Capital Markets.

T. Fowler
Great.  Thank you.  Good morning.  I guess just a question on the guidance.  The $0.38 to $0.42 for the third quarter, taking the midpoint of that is $0.40; you just had a $0.40 here in the second quarter.  You’ve got maybe a full quarter with GRI coming through it feels like solutions is going to be a little bit better sequentially.  Can you talk about your thought on the … is that just a healthy dose of Forward Air conservatism or how should we think about the sequential progression in the guidance?

R. Bell
That’s a fair question, Todd.  Keep in mind that we had $0.02 almost $0.03 of benefit in that $0.40 from that actuarial adjustment.  We won’t see that again in Q3 so the numbers more like $0.37/$0.38 when we think about sequentially but your right there’s a fair amount of, as you termed it, Forward Air conservatism.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

T. Fowler
And that was actually—Rodney, my second question, I just wanted to make sure I had the numbers right on the actuarial adjustments, so most of that shows up in the SG&A line in the airport-to-airport segment.  Can you go over again what the other magnitude of that amount is on a dollar basis?

R. Bell
In Q2 2011, Todd, we had a positive possibly $1.2 million adjustment.  In the prior year quarter it went the other way.  It was a negative $600,000, so there’s a $1.8 million swing between the Q2 2010 and Q2 2011.

T. Fowler
Okay.  That helps and I think there was an earlier question on the purchase transportation, the airport-to-airport business.  It feels like you’re doing a good job of keeping freight within your network, within your independent contractors.  Do you feel like you have enough capacity if volumes do increase going forward that the network stays in balance and using your own capacity if we get into a stronger back half where you have to go into the brokerage capacity to source some capacity and could that have an impact on the PT in the back half of the year?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Well, overall we think we’re in good shape.  Now, if you get surges in certain geographical areas, Todd, then it doesn’t matter how many owner/operators you have you have to go to outside carriers, so that having been said, if we see that type of surge go on that number will go up but it’s still very profitable.  If we get a normal across the board increase in volumes across our geography we’ll be okay.

T. Fowler
Got it that makes sense.  The last one I have on the solutions side, just to be clear, at this point is it you’ve got the costs, you’ve got the systems in place, is it that you need to grow the business or is it if you just have the normal season trends with the existing business that you should have normal seasonal profitability, i.e. more profit in the back half of the year, or do you need additional share, additional accounts to actually make that business run at a level of profitability consistently?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Well, the answer to the rest of the year is if we didn’t add any business we would be profitable because of the seasonality, as you pointed out.  The issue that we’ve been fighting in this operating segment is what you also pointed out and that is we need more business to allow us to avoid these peaks and valleys, and they, again, to be redundant, they’ve added $6 million annualized.  We think we’ve got opportunities for even more before long, and that will help us get this operating segment profitable year around.

Coordinator	Your next question comes from the line of David Ross with Stifel Nicolaus.

D. Ross
Good morning, gentlemen.  First question on the airport-to-airport side, I noticed the average number of tractor is up about 11% growing a lot faster than tonnage.  Is the reason for that because some of those are for Complete and not just for line-haul or can you comment about the tractor count?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
A couple of things; one is if we’re in balance we can add more and more power units to our fleet in the airport-to-airport side and make that work and eliminate the outside carriage; and then secondly, it’s not Complete it’s actually our TLX group where we use some of our own operators in TLX.

D. Ross
Okay that’s helpful, and then on the total distribution side you had the loss of the one customer but could you talk about shipments per customer trends?  Your customers now tend to be adding some business, are your current customers growing as fast as the business is growing on an organic basis or are you still seeing some weakness in shipment per customer?

B. Campbell
It is not as robust and what we look at is the carton count per shipment from customers because if we’re delivering 500 cartons to a retailer or 250 there’s obviously a big difference, and we’ve seen that starting to improve and that is really a key metric for us, again, because you can deliver 500 almost as cheap as you can 250, and so we’re seeing a little bit of return there.  The questions are, for us, David, is that just seasonality or is the business actually getting better; and then secondly, if we can go to the mall and deliver the 250 or the 500 and get new business from other retailers and deliver another shipment the cost of that is much less and much more incrementally profitable for us.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

D. Ross
And then on driver availability it looks like you have a record number of owner/operators now, which is impressive given the difficulty in recruiting those, can you talk about how you’ve been able to do that and what the opportunity is for growing owner/operator fleet even further?

B. Campbell
I think we have a really good recruiting program.  I think, secondly, we have a really good package to offer; and I think thirdly, that we treat our people, our owner/operators extremely well.  Meaning we understand that they’re a critical part of our future and of our future success so we take care of them the best we can.  During times like this when a lot of carriers get in a little bit of trouble a good owner/operator will seek a safe haven where he/she are assured that their paycheck will be there.  They don’t get hassled and we provide them a great working environment so I think that’s why we’ve grown.  I think it’s a great effort on our entire teams’ part and you’ll see that continue.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

D. Ross
Then, last question’s just on the trailer fleet age.  You guys have so much cash I would assume that your average age of your trailer fleet is pretty good right now and there’s not equipment capex catch-up that’s necessary but can you just comment on it?

B. Campbell	Overall our fleets in pretty good shape. We just brought on approximately 300 new trailers, which was part of the capex expenditure that—did I mention that number? I’m sorry—

R. Bell	We’ll bring them on by the end of the third quarter.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell	Yes but part of that expenditure … note the second quarter; part of it will occur in the third quarter and that really gets our fleet where we need to be.

Coordinator	Your next question comes from the line of Ben Hartford with Baird.

B. Hartford
Good morning, Bruce.  Good morning, Rodney.  Question on the line-haul side, the demand’s coming, which I think are encouraging and shipment counts are at or above ’06/’07 type levels, so assuming that demand here remains stable and you get another round of placing in the front half of next year or whenever it may come do you think that objective that you’ve talked about, Bruce, of being on the trajectory on a run rate basis of being toward 18% to 20% type margins within core is still obtainable in this environment?

B. Campbell	Yes.

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Hartford
What would compromise that, I guess, aside from demand?  Is there anything else that from a competitive landscape standpoint that might prevent some of the placing gains necessary, anything operationally that might inhibit that, again, outside the scope of just simply the economy?

B. Campbell
I think it’s just an economy issue.  I mean you can always have weird things happen but our people have done a great job with their cost controls, and we just need to continue the march into the revenue come onboard.

B. Hartford
Okay and then on the solution side, a lot of time spent there but certainly progress has been made operationally, do you feel like you’re at the end of the meaningful amount of progress from a cost standpoint that you can address here?  In the near-term now it’s just a matter of layering on that new business or are there other additional cost opportunities that we could perceive to help drive that product out of that net profitability over the next few quarters as that business layers on?

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FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
I think you always have to continue to push on the cost side but overall they’re in as good as position as we’ve ever had them in from a cost side.  They’ve done a real good job in that area.  We believe we’re positioned well and as we bring on the new business incrementally that’s a really nice return for us.

B. Hartford
On the owner/operator side on both fronts some talked about some retention bonuses paid in the market in the second quarter and certainly many carriers are looking at qualified owner/operators so have you seen an increased need to compensate your owner/operators?  Have you seen a more competitive environment here over the past four or five months, certainly since TSA has come into light?

B. Campbell
Well, number one its always competitive, and we don’t see that changing as we go forward obviously; and then number two, the only thing we’ve done on the compensation side is we have rewarded long ten-year owner/operators, and then we also take care of any new tractor.  Anybody with a tractor five years or newer gets a higher rate per mile because their tractor acquisition costs are more than an older one and that also helps us keep our owner/operators turning into newer equipment, which is important for our service.

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Hartford
Got it.  Makes sense and then lastly, on the capex side, that $15/$16 million loan right here in the first half of the year what is the outlook for the balance over the year and what should we be thinking about …early for 2012 assuming no acquisitions?

R. Bell
Hey, Ben.  The reason that the capex number year-to-date is so high versus prior years is we simply … from a timing standpoint have done more in the first half than we typically do but we maintain that $19.5/$20 million capex number for the entire year for 2011; 2012 we’re in planning right now but that number will probably be a lot like that, somewhere between $15 and $20 million.

Coordinator	Your next question comes from the line of Alex Brand with Suntrust Robinson Humphrey.

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

A. Brand
Hey, guys.  Rodney, I just want to double check something, so the revenue guidance is really nine to thirteen and that’s what you meant for it to be on $0.38 to $0.42 or is there an implied upward bias to the earnings guidance now as well?

R. Bell	Is that the question or are you just calling me out because I screwed up?

A. Brand	Well, I guess, I’m asking you did you just mess up or what happened? I mean is there more fuel in there or something? I mean what’s the—?

R. Bell
The dilutions piece of its been less than scientific in the modeling in the past and I just screwed up on the—it should have been nine to thirteen on that EPS range and as someone asked earlier is that EPS range conservative?  Yes, it is a bit.

A. Brand
Okay and when I think about how they answered some of the questions earlier, so the implied yield in your guidance is actually, it sounds like, somewhere between three and four because you’re doing less airport, less discounted spot business so we’re not sort of constrained by the two and change percent GRI on the yield side?  Is that going to—?

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

R. Bell	… without regard to the benefit of Forward Air Complete and so—

A. Brand
Okay and then on the volume side it sounds like we’re talking about August is a really easy comp, you’re now expecting acceleration so we should think about the 3.5% tonnage growth of Q3 accelerating to a mid-single digit type of range and that’s what’s implied in your guidance?

R. Bell	Correct.

Coordinator	Your next question comes from the line of John Barnes with RBC Capital Market.

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

J. Barnes
Hi there, fellows.  With your discussion around the airline business being down a little bit or slowing just a little bit can you talk a little bit about what filled that void during the quarter and do you anticipate the solution side of that particular piece of business to continue in the back half, and if so, like I asked, what’s filling that void?

R. Bell
Well, I think what’s filling the void is our normal airport-to-airport domestic forwarders that we enjoyed the majority of our business from.  The other thing, John, is always remember that airline business tends to be much larger.  Our average is about 700 pounds per shipment and the airline’s probably closer to 3,000 pounds per shipment, so if they back off a little bit we can see the difference in yield very quickly in the total picture.  What happens the balance of the year while we’re comfortable with our domestic forwarders we’re hoping rather than saying we’re comfortable that the airline business comes back at least as strong as it was last year and hopefully a bit stronger.

J. Barnes
Okay.  There have been a number of things talked about recently in terms of kind of a swap in the U.S. import versus export, seems like there’s a little bit more export activity right now.  Are you seeing any change in your freight patterns as a result of that?

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

R. Bell	Not really and actually that’s something we watch for a number of reasons but it doesn’t appear to have changed hardly at all.

J. Barnes
Okay.  In terms of—given that you just did a general rate increase in early June, one of the things we’ve heard kind of rolling around in the LTL space is they did earlier than normal this year, it almost appears like their trying to position themselves and maybe they can take one towards the end of this year or early in 2012, do you think that where you are in terms of your rate increase cycle is there an opportunity to maybe do one a little bit sooner if volumes do creep up or do you think you’re kind of maxed out until we roll around until this time of year from now?

R. Bell
We’ll look at it.  We always look at rate increased partly in the later part of the year as part of our planning process, John, so we will look at it then.  We won’t take another rate increase this year unless something dramatic occurred on the cost side, not on the volume side.  Again, we like our yield where it is.  Our yield, unlike the LTLs, when we put a rate increase in it actually sticks.  When they put one in its three years and they might have got a half a point, so it’s easier to talk big it’s harder to get an actual number to show up on your financials.

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

J. Barnes
Yes, absolutely and then also, Bruce, you talked about trying to smooth out the seasonality in the pool business and to try some different new type of customers there, can you just talk about where you stand with that initiative and how close do you think you are to having pulled the profitable for the four quarters of the year?

B. Campbell
On the profitability side we think we’re there.  The only way we can back that up is to look at the first quarter next year but, again, a lot of hard work’s gone in there to correct it, and part of that work has been into other verticals.  We have had beginning successes.  We knew that would be a long project.  We have four nonretail verticals in our business today.  None of them is huge but as you add each one they start to become more and more influencing in terms of our volumes and leveling it out so, again, we’re pleased with where they are.  We have much work left to be done but it’s a long way from where we were a year ago.

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

J. Barnes	… retail verticals, are they 10% of the revenue out of pool yet or is it still smaller than that?

B. Campbell	Probably somewhere around 5% if I had to guess. We can go back and look at that but it’s changing so fast that would be my guess.

Coordinator	Your next question comes from the line of Kevin Sterling with BB&T Capital Markets.

K. Sterling
Thank you.  Good morning, Bruce and Rodney.  I won’t take up much of your time because most of my questions have been answered.  I just have one question, Bruce spent a lot of time talking about the GRI, as you went to your customers with that did you get any pushback on the GRI?

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Very little.  I think we positioned it properly and by that I mean we are convinced that our owner/operator cost, which we’ve already implemented a month or two ago, we needed that to keep the top owner/operators on board so I think our customers understand that, understand that there was a need to do it and we had minimal pushback.

K. Sterling	Okay great. I image they all had an idea it was coming.

B. Campbell	Right.

Coordinator	Your next question comes from the line of Nate Brochmann with William Blair & Company.

N. Brochmann
Good morning, gentlemen.  Like Kevin there just one quick question, just wanted to talk a little bit about the Complete business.  I mean that continues to remain pretty strong was wondering whether that’s just a continued push by you or just more customers adopting that, and if you can kind of talk about where we are in terms of maybe the percentage of your customers that have been kind of adopting that in terms of how much further it can go?

Final Transcript
FORWARD AIR, INC.: Forward Air Corporation Quarter Earnings Call
July 21, 2011/9:00 a.m. EDT

B. Campbell
Well, we think it can go a lot further, Nate.  We don’t look at it necessarily by customer although, obviously, we’re calling on the customer base and know who is supporting it and who isn’t.  What we looked at more is how many normal airport-to-airport shipments have we tagged with the Complete product and that hit last week about 15%, which to use means that we have still a whole lot of opportunity to expand that market.

Coordinator
There are no further questions in queue at this time.  Thank you for joining us today for Forward Air Corporation’s second quarter 2011 earnings conference call, and please remember the webcast will be available on the IR section of Forward Air’s website at www.forwardair.com shortly after this call.  Thank you and have a great day.